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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

POST-EFFECTIVE
AMENDMENT NO. 2
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SICOR INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	33-0176647 (I.R.S. Employer Identification No.)
19 Hughes, Irvine, California 92618 (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be so registered
None	None

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

Series I Participating Preferred Stock Purchase Rights
(Title of class)

Item 1. Description of Registrant's Securities to be Registered.

Item 1 is hereby amended by adding the following paragraph:

        Effective October 31, 2003, SICOR Inc. and Computershare Trust Company, Inc. (successor to Harris Trust and Savings Bank, which was successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.) ("Computershare"), amended ("Amendment No. 3") the Rights Agreement dated as of March 16, 1992, as amended by Amendment No. 1 dated as of November 12, 1996, as amended by Amendment No. 2 dated as of July 23, 2001 between SICOR Inc. and Computershare, as Rights Agent (the "Rights Agreement"). The following paragraphs summarize the principal amendments to the Rights Agreement as effectuated by Amendment No. 3. Capitalized terms not defined herein shall have the meanings as set forth in the Rights Agreement.

        1.    The definition of Acquiring Person was revised to exclude Teva Pharmaceutical Industries Ltd. ("Teva") or Silicon Acquisition Sub, Inc. ("Merger Sub") or any Affiliate or Associate thereof, as a result of (i) the execution of the Agreement and Plan of Merger between Teva, SICOR Inc. and the other parties listed on the signature pages thereto (the "Merger Agreement") (ii) the acquisition of the shares of Common Stock pursuant to the Merger (as defined in the Merger Agreement), (iii) the consummation of any of the transactions contemplated by the Merger Agreement, (iv) the approval, execution and delivery of the Stockholders Agreement dated as of October 31, 2003 by and between Teva, Rakepoll Finance N.V. a corporation organized under the laws of the Netherlands Antilles, and the parties listed on Schedule A attached thereto, as amended from time to time, or (v) the public announcement of any of the foregoing (each such event, an "Exempt Event").

        2.    The definitions of Distribution Date and Stock Acquisition Date were revised to provide that in no event shall a Distribution Date or Stock Acquisition Date be deemed to occur as a result of an Exempt Event.

        3.    Sections 11(a) and 13 were revised to provide that such sections would not apply as a result of an Exempt Event.

Item 2. Exhibit.

The following exhibit is filed as a part of this Registration Statement:

  4.1
  Form of Rights Agreement dated as of March 16, 1992 between SICOR Inc. (f.k.a. Gensia Pharmaceuticals, Inc.) and Harris Trust and Savings Bank (successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.), which includes as Exhibit B the form of Rights Certificate. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until the earlier of (i) a public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of securities representing 15% or more of the outstanding common stock or (ii) ten days after a person or a group of affiliated or associated persons has commenced or announced an intent to commence a tender offer or exchange offer which, upon consummation thereof, would cause such person or group to own beneficially securities representing 15% or more of the outstanding common stock (filed as Exhibit 1 to the Company's Registration Statement on Form 8-A (SEC File No. 0-18549) and incorporated herein by reference).

  4.2
  Amendment No. 1 to Rights Agreement dated as of November 12, 1996, between SICOR Inc. and Harris Trust and Savings Bank (successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to

    First Interstate Bank Ltd.) as Rights Agent (filed as Exhibit 4.2 to Amendment No. 1 to the Company's Registration Statement on Form 8-A (File No. 0-18549) and incorporated herein by reference).

  4.3
  Amendment No. 2 to Rights Agreement dated as of July 23, 2001, between SICOR Inc., Harris Trust and Savings Bank (successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.) and Computershare Investor Services, LLC as successor Rights Agent (filed as Exhibit 4.3 to Amendment No. 1 to the Company's Registration Statement on Form 8-A (File No. 0-18549) and incorporated herein by reference).

  4.4
  Amendment No. 3 to Rights Agreement dated as of October 31, 2003, between SICOR Inc., Computershare Trust Company, Inc. (successor agent to Harris Trust and Savings Bank, which was successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.) (filed as Exhibit 4.4 to this Amendment No. 2 to the Company's Registration Statement on Form 8-A (File No. 0-18549)).

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

        Dated: November 3, 2003

SICOR INC.
By	/s/ WESLEY N. FACH
Wesley N. Fach Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Form of Rights Agreement dated as of March 16, 1992 between SICOR Inc. (f.k.a. Gensia Pharmaceuticals, Inc.) and Harris Trust and Savings Bank (successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.), which includes as Exhibit B the form of Rights Certificate. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until the earlier of (i) a public announcement that a person or a group of affiliated or associated persons has acquired beneficial ownership of securities representing 15% or more of the outstanding common stock or (ii) ten days after a person or a group of affiliated or associated persons has commenced or announced an intent to commence a tender offer or exchange offer which, upon consummation thereof, would cause such person or group to own beneficially securities representing 15% or more of the outstanding common stock (filed as Exhibit 1 to the Company's Registration Statement on Form 8-A (SEC File No. 0-18549) and incorporated herein by reference).
4.2
Amendment No. 1 to Rights Agreement dated as of November 12, 1996, between SICOR Inc. and Harris Trust and Savings Bank (successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.) as Rights Agent (filed as Exhibit 4.2 to Amendment No. 1 to the Company's Registration Statement on Form 8-A (File No. 0-18549) and incorporated herein by reference).
4.3
Amendment No. 2 to Rights Agreement dated as of July 23, 2001, between SICOR Inc., Harris Trust and Savings Bank (successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.) and Computershare Investor Services, LLC as successor Rights Agent (filed as Exhibit 4.3 to Amendment No. 1 to the Company's Registration Statement on Form 8-A (File No. 0-18549) and incorporated herein by reference).
4.4
Amendment No. 3 to Rights Agreement dated as of October 31, 2003, between SICOR Inc., Computershare Trust Company, Inc. (successor agent to Harris Trust and Savings Bank, which was successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.) (filed as Exhibit 4.4 to this Amendment No. 2 to the Company's Registration Statement on Form 8-A (File No. 0-18549)).

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Series I Participating Preferred Stock Purchase Rights (Title of class)
SIGNATURE
INDEX TO EXHIBITS